Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS FIRST QUARTER 2015 NET INCOME OF $2.5 BILLION

AND DILUTED EARNINGS PER SHARE OF $1.78

•	Book value per share excluding AOCI and DTA grew 14 percent from the first quarter of 2014 to $60.69

•	First quarter 2015 after-tax operating income of $1.7 billion or $1.22 per diluted share

•	Approximately $1.4 billion in share repurchases during the first quarter of 2015; repurchased an additional approximately $800 million through the end of April 2015

•	On April 30, 2015, AIG’s Board of Directors authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $3.5 billion and declared a quarterly dividend of $0.125 per share

•	Further strengthened the financial flexibility of AIG Parent with distributions received in the quarter from its insurance companies totaling $3.5 billion, consisting of $3.2 billion of dividends and loan repayments, and $291 million of tax sharing payments

•	First quarter reported return on equity (ROE) excluding AOCI and DTA was 8.4 percent; normalized ROE excluding AOCI and DTA was 7.8 percent

•	First quarter general operating expenses, operating basis (GOE), declined 3 percent from the prior-year quarter

NEW YORK, April 30, 2015 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $2.5 billion, or $1.78 per diluted share, for the quarter ended March 31, 2015, compared to $1.6 billion, or $1.09 per diluted share, for the first quarter of 2014. Net income included net realized capital gains of $874 million, net of tax, which included gains totaling $565 million, net of tax, associated with the sale of two large shareholdings.

After-tax operating income was $1.7 billion, or $1.22 per diluted share, for the first quarter of 2015, compared to $1.7 billion, or $1.18 per diluted share, in the prior-year quarter. Operating results in the first quarter of 2015 reflected improved underwriting results in Commercial Insurance, lower alternative investment returns compared to the strong level a year ago, as well as the continued effect of the low interest rate environment on net investment income. Additionally, after-tax operating income reflected an unfavorable year-over-year impact from changes in the discount on workers’ compensation reserves.

FOR IMMEDIATE RELEASE

“Our first quarter results showed progress on our financial objectives, and our commitment to balance sheet management,” said Peter D. Hancock, AIG President and Chief Executive Officer. “Normalized ROE excluding AOCI and DTA of 7.8 percent increased approximately 40 basis points from the full-year 2014 baseline. GOE declined 3 percent from the prior-year quarter as we continued to simplify our processes and organizational structure. Book value per share excluding AOCI and DTA increased 14 percent from the prior-year quarter. We continued to proactively manage our capital resources through both common stock and debt repurchases. We further optimized our funding profile by replacing high-cost legacy debt with new issuances at lower yields. These actions reflect our improved risk profile, and combined with continued insurance company distributions, have contributed to the Board’s approval of an additional $3.5 billion share buyback authorization.”

“Our diversified business model and balance sheet deleveraging highlight how we have reduced our overall risk level,” Mr. Hancock continued. “Our focus on value and long-term sustainability benefits our clients and our shareholders, and leverages our global scale to achieve the right balance between growth, profitability, and risk.”

CAPITAL AND LIQUIDITY

•	AIG shareholders’ equity totaled $108.0 billion at March 31, 2015.

•	In the first quarter of 2015, AIG issued $1.2 billion aggregate principal amount of 3.875% Notes due 2035, $800 million aggregate principal amount of 4.375% Notes due 2055, and $350 million aggregate principal amount of 4.35% Callable Notes due 2045.

•	In the first quarter of 2015, AIG repurchased approximately 29 million shares of AIG Common Stock for an aggregate purchase price of $1.4 billion. The total number of shares repurchased includes (but the aggregate repurchase price does not include) approximately 3.5 million shares received in January 2015 upon the settlement of an accelerated share repurchase agreement executed in the fourth quarter of 2014.

•	In the first quarter of 2015, AIG launched cash tender offers that resulted in the repurchase in April 2015 of approximately $915 million aggregate principal amount of high coupon AIG junior subordinated debentures for an aggregate purchase price of approximately $1.25 billion. These repurchases, which were not part of Direct Investment book (DIB) liability management, will result in annual interest savings of approximately $73 million. The economic value captured by these liability management activities totaled approximately $167 million.

•	In the first quarter of 2015, AIG repurchased through cash tender offers approximately $1.0 billion aggregate principal amount of certain DIB senior notes for an aggregate purchase price of approximately $1.1 billion, using cash allocated to the DIB. In April 2015, AIG repurchased through cash tender offers and privately negotiated transactions an additional $61 million aggregate principal amount of certain DIB senior notes for an aggregate purchase price of approximately $66 million, using cash allocated to the DIB.In April 2015, AIG received gross proceeds of approximately $500 million from the settlement of the March 30, 2015 sale of 256 million ordinary H shares of PICC Property and Casualty Company Limited, by means of a placement to certain institutional investors.

FOR IMMEDIATE RELEASE

•	In the first quarter of 2015, AIG paid $332 million for acquisitions in both its Commercial Insurance and Consumer Insurance businesses, which is in addition to the $308 million paid for the acquisition of AIG Life Limited (formerly Ageas Protect Limited) at the end of 2014.

•	AIG Parent liquidity sources increased to $15.8 billion at March 31, 2015, which included $11.3 billion of cash, short-term investments, and unencumbered fixed maturity securities, from $14.3 billion at December 31, 2014, which included $9.8 billion of cash, short-term investments, and unencumbered fixed maturity securities.

AFTER-TAX OPERATING INCOME

	Three Months Ended
	March 31,
($ in millions)	2015	2014	Change
Pre-tax operating income (loss)
Insurance Operations
Commercial Insurance
Property Casualty	$1,170	$1,116	5%
Mortgage Guaranty	145	76	91
Institutional Markets	147	229	(36)

Total Commercial Insurance	1,462	1,421	3
Consumer Insurance
Retirement	800	915	(13)
Life	171	235	(27)
Personal Insurance	(26)	18	NM

Total Consumer Insurance	945	1,168	(19)

Total Insurance Operations	2,407	2,589	(7)
Corporate and Other	138	(68)	NM
Consolidations, eliminations and other adjustments	(18)	35	NM

Pre-tax operating income	2,527	2,556	(1)
Income tax expense	(825)	(817)	(1)
Net income (loss) attributable to noncontrolling interests	(11)	2	NM

After-tax operating income	$1,691	$1,741	(3)
After-tax operating income per diluted common share	1.22	1.18	3
Effective tax rate on Pre-tax operating income	32.6%	32.0%	2

All operating segment comparisons that follow are to the first quarter of 2014 unless otherwise noted.

COMMERCIAL INSURANCE

Pre-tax operating income increased to $1.5 billion in the first quarter of 2015 from $1.4 billion in the prior-year quarter, primarily due to improved underwriting results from Property Casualty and Mortgage Guaranty, partially offset by lower net investment income from Property Casualty and Institutional Markets.

FOR IMMEDIATE RELEASE

PROPERTY CASUALTY

	Three Months Ended
	March 31,
($ in millions)	2015	2014	Change
Net premiums written	$5,047	$5,006	1%
Net premiums earned	4,931	5,052	(2)
Underwriting income	145	56	159
Net investment income	1,025	1,060	(3)

Pre-tax operating income	$1,170	$1,116	5

Underwriting ratios:
Loss ratio	68.1	69.4	(1.3	) pts
Acquisition ratio	16.2	16.2	—
General operating expense ratio	12.8	13.3	(0.5)

Combined ratio	97.1	98.9	(1.8)

Accident year loss ratio, as adjusted	64.4	65.2	(0.8)
Accident year combined ratio, as adjusted	93.4	94.7	(1.3)
Catastrophe-related losses	$71	$184
Severe losses	134	145
Prior year loss reserve development unfavorable, net of reinsurance and premium adjustments	28	160
Net reserve discount charge (benefit)	93	(126)

Property Casualty’s increase in pre-tax operating income is attributable to an increase in underwriting income, partially offset by lower net investment income. The combined ratio decreased 1.8 points to 97.1 in the first quarter of 2015. The loss ratio decreased 1.3 points to 68.1 in the first quarter of 2015, primarily due to lower current accident year losses, lower catastrophe losses and lower net unfavorable prior year loss reserve development, partially offset by a net reserve discount charge for workers’ compensation reserves compared to a net reserve discount benefit in the prior-year quarter.

Catastrophe losses were $71 million in the first quarter of 2015, compared to $184 million in the prior-year quarter. Net unfavorable prior year loss reserve development, including return premiums, was $28 million, compared to $160 million in the prior-year quarter, primarily due to net favorable prior year loss reserve development in the Americas and EMEA Property, partially offset by net unfavorable prior year loss reserve development in Casualty. In the first quarter 2015, the net reserve discount was a $93 million charge, primarily due to the update to the discount rates used on workers’ compensation reserves, compared to a benefit of $126 million in the prior-year quarter, which was largely the result of changes in the U.S. pooling arrangements that occurred on January 1, 2014.

The first quarter 2015 accident year loss ratio, as adjusted, decreased 0.8 points to 64.4, primarily due to enhanced risk selection and pricing discipline in Specialty and Financial lines, particularly in the U.S., and lower attritional losses in U.S. Property. The acquisition ratio remained unchanged. The general operating expense ratio decreased slightly to 12.8, primarily due to efficiencies from organizational realignment initiatives, offset by investments in technology, engineering and analytics.

FOR IMMEDIATE RELEASE

First quarter 2015 net premiums written increased 1 percent compared to the prior-year quarter. Excluding the effects of foreign exchange, net premiums written increased 6 percent compared to the prior-year quarter. This increase was primarily driven by new business growth in Financial lines and Property, as well as a renewal of a multi-year multinational policy in Financial lines which contributed approximately 40% of the growth. These increases were partially offset by the decreases in U.S. Casualty, reflecting rate pressure and the effect on renewals from continued discipline in certain classes of business in Specialty.

MORTGAGE GUARANTY

	Three Months Ended
	March 31,
($ in millions)	2015	2014	Change
Net premiums written	$258	$231	12%
Net premiums earned	230	213	8
Underwriting income	111	41	171
Net investment income	34	35	(3)

Pre-tax operating income	$145	$76	91

Underwriting ratios:
Loss ratio	25.2	55.4	(30.2	)pts
Acquisition ratio	9.6	8.0	1.6
General operating expense ratio	16.9	17.4	(0.5)

Combined ratio	51.7	80.8	(29.1)

Accident year loss ratio, as adjusted	25.2	42.7	(17.5)
Accident year combined ratio, as adjusted	51.7	68.1	(16.4)
Prior year loss reserve development (favorable)/unfavorable	$—	$27	NM	%
New insurance written, domestic first-lien	10,542	7,605	39

Mortgage Guaranty’s pre-tax operating income increased to $145 million for the first quarter of 2015, compared to $76 million in the prior-year quarter, resulting from an increase in first-lien premiums earned due to growth in the in-force business and cancellations on non-refundable single premium business, and decreased losses and loss adjustment expenses incurred. The improvement in loss ratio reflected lower new delinquencies, lower loss severity, an increased cure rate, and the recording in the prior-year quarter of $27 million of net unfavorable prior year loss reserve development. The increase in the acquisition ratio was due to increased expenses of sales support activities resulting from the increase in new insurance written. The decrease in the general operating expense ratio was primarily due to an increase in earned premiums, as actual expenses were stable.

Net premiums written increased 12 percent to $258 million compared to the prior-year quarter. Domestic first-lien new insurance written of $10.5 billion in principal amount of loans insured increased 39 percent over the prior-year quarter, driven by an increase in mortgage originations primarily from refinance activity as a result of a reduction in mortgage interest rates. New business written during the first quarter of 2015 had an average FICO score of 752 and an average loan-to-value ratio of 91 percent.

FOR IMMEDIATE RELEASE

INSTITUTIONAL MARKETS

	Three Months Ended
	March 31,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$96	$99	(3)%
Policy fees	49	44	11
Net investment income	479	552	(13)

Total operating revenues	624	695	(10)

Benefits and expenses	477	466	2

Pre-tax operating income	$147	$229	(36)

Premiums and deposits	146	147	(1)

Institutional Markets pre-tax operating income decreased to $147 million, primarily due to lower returns on alternative investments compared to the prior-year quarter. The decrease in net investment income was partially offset by higher fee income driven by growth in reserves and assets under management, primarily from the stable value wrap business. Premiums and deposits were comparable to the prior-year quarter.

CONSUMER INSURANCE

Consumer Insurance pre-tax operating income decreased to $945 million in the first quarter of 2015 compared to $1.2 billion in the prior-year quarter, reflecting lower net investment income, primarily from lower returns on alternative investments and lower base yields, and higher general operating expenses and less favorable mortality gains in Life than in the prior-year quarter. These items were partially offset by growth in policy fees due to increased assets under management, primarily driven by growth in variable annuity separate accounts in Retirement from net flows and favorable separate account performance.

RETIREMENT

	Three Months Ended
	March 31,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$46	$57	(19)%
Policy fees	264	238	11
Net investment income	1,570	1,716	(9)
Other income	508	474	7

Total operating revenues	2,388	2,485	(4)

Benefits and expenses	1,588	1,570	1

Pre-tax operating income	$800	$915	(13)

Premiums and deposits	5,522	6,016	(8)

Retirement pre-tax operating income of $800 million for the first quarter of 2015 decreased from $915 million in the prior-year quarter, primarily due to lower net investment income, which reflected lower income from alternative investments compared to a particularly strong prior-year quarter, and lower base investment income, primarily due to declining yields from investment of cash flows in the sustained low interest rate environment. The decrease in net investment income was partially offset by higher variable annuity policy fees and other income compared to the prior-year quarter, from continued growth in assets under management, principally driven by sales in the Retirement Income Solutions product line, and separate account investment performance.

FOR IMMEDIATE RELEASE

Premiums and deposits for Retirement were lower in the first quarter of 2015 compared to the prior-year quarter, due to lower deposits in the Fixed Annuities product line given the low interest rate environment, and lower deposits in Group Retirement and Retail Mutual Funds. Premiums and deposits benefited from strong sales of variable and index annuities in the Retirement Income Solutions product line, which increased 13 percent compared to the prior-year quarter, principally driven by index annuities.

LIFE

	Three Months Ended
	March 31,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$708	$673	5%
Policy fees	363	355	2
Net investment income	542	582	(7)

Total operating revenues	1,613	1,610	0

Benefits and expenses	1,442	1,375	5

Pre-tax operating income	$171	$235	(27)

Premiums and deposits	1,223	1,187	3
Gross life insurance in force, end of period	1,003,022	917,251	9

Life pre-tax operating income of $171 million decreased compared to the prior-year quarter, primarily due to lower returns on alternative investments and lower investment yields on the base portfolio. In addition, the first quarter of 2015 included higher benefits and expenses compared to the prior-year quarter, primarily related to the expansion of the global Life business and strategic investment in technology and distribution platforms, as well as mortality gains that were less favorable than in the prior-year quarter.

Gross life insurance in force at March 31, 2015 increased 9 percent, and premiums and deposits increased 3 percent, compared to the prior-year quarter, primarily due to the December 31, 2014 acquisition of Ageas Protect Limited (now AIG Life Limited), a leading provider of life protection products in the United Kingdom. On March 31, 2015, AIG acquired Laya Healthcare, Ireland’s second-largest primary health insurance provider. Laya Healthcare covers approximately 500,000 lives for primary healthcare, and also offers adjacent coverage including life, dental and travel insurance.

FOR IMMEDIATE RELEASE

PERSONAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2015	2014	Change
Net premiums written	$2,915	$3,128	(7)%
Net premiums earned	2,799	2,959	(5)
Underwriting (loss)	(89)	(87)	(2)
Net investment income	63	105	(40)

Pre-tax operating income (loss)	$(26)	$18	NM

Underwriting ratios:
Loss ratio	58.8	59.2	(0.4	) pts
Acquisition ratio	27.3	26.7	0.6
General operating expense ratio	17.1	17.1	0.0

Combined ratio	103.2	103.0	0.2

Accident year loss ratio, as adjusted	56.4	57.0	(0.6)
Accident year combined ratio, as adjusted	100.8	100.8	0.0
Catastrophe-related losses	$61	$78
Severe losses	12	41
Prior year loss reserve development (favorable) unfavorable, net of reinsurance and premium adjustments	4	(14)

Personal Insurance reported a pre-tax operating loss in the first quarter of 2015 compared to pre-tax operating income in the prior-year quarter, primarily due to lower net investment income. The combined ratio increased slightly to 103.2 as the decrease in the loss ratio was offset by an increase in the acquisition ratio.

The loss ratio decreased 0.4 points to 58.8 in the first quarter of 2015, reflecting lower current accident year losses and lower catastrophe losses. The prior-year quarter also included favorable net loss reserve development compared to unfavorable net loss reserve development in the first quarter of 2015. All lines of business contributed to the improvement in the accident year loss ratio, as adjusted. Severe losses in the first quarter of 2015 were lower in frequency compared to the prior-year quarter. In addition, the lower losses associated with a warranty retail program were offset by an increase in acquisition costs for the related profit-sharing arrangement in the first quarter of 2015 compared to the prior-year quarter.

The acquisition ratio increased 0.6 points in the first quarter of 2015 compared to the prior-year quarter, primarily due to the profit-sharing arrangement for the warranty retail program described above. In addition, the general operating expense ratio remained unchanged compared to the prior-year quarter.

Excluding the effects of foreign exchange, first quarter 2015 net premiums written increased over 1 percent from the prior-year quarter, reflecting the continued execution of strategies to maintain underwriting discipline, and balance investment and growth. Growth in the A&H, automobile, and property businesses, primarily in Japan, was partially offset by declines in the U.S. warranty service programs.

FOR IMMEDIATE RELEASE

CORPORATE AND OTHER

	Three Months Ended March 31,
($ in millions)	2015	2014	Change
Pre-tax operating income (loss):
Direct Investment book	$145	$440	(67)%
Global Capital Markets	114	29	293
Run-off insurance lines	(19)	5	NM
Other businesses	235	—	NM
AIG Parent and Other:
Equity in pre-tax operating earnings of AerCap	128	—	NM
Fair value of PICC investments	47	—	NM
Corporate expenses, net	(235)	(218)	(8)
Interest expense	(276)	(325)	15

Total AIG Parent and Other	(336)	(543)	38
Consolidation and elimination	(1)	1	NM

Pre-tax operating income (loss)	$138	$(68)	NM

DIB pre-tax operating income decreased in the first quarter of 2015 compared to the prior-year quarter, primarily due to lower asset appreciation and declines in net credit valuation adjustments on assets and liabilities for which the fair value option was elected.

GCM’s pre-tax operating income increased in the first quarter of 2015 compared to the prior-year quarter, primarily due to gains realized upon unwinding certain positions, partially offset by declines in unrealized market valuation gains related to the super senior credit default swap portfolio.

Run-off insurance lines reported a pre-tax operating loss in the first quarter of 2015 compared to pre-tax operating income in the prior-year quarter, primarily due to higher net reserve discount expense, reflecting the update to the discount rates used on excess workers’ compensation reserves.

Other businesses’ pre-tax operating income improved in the first quarter of 2015 compared to the prior-year quarter, primarily due to $174 million of gains recognized on legacy real estate portfolio investments.

AIG Parent and Other’s pre-tax operating results increased in the first quarter 2015 compared to the prior-year quarter, primarily due to AIG’s share of AerCap’s pre-tax operating income, which is accounted for under the equity method, fair value changes in PICC Group and lower interest expense from ongoing debt management activities, partially offset by an increase in general operating expenses.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, May 1, 2015, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

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The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; generation of deployable capital; return on equity and earnings per share; strategies to grow net investment income, efficiently manage capital and reduce expenses; strategies for customer retention, growth, product development, market position, financial results and reserves; and subsidiaries’ revenues and combined ratios. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (which will be filed with the Securities and Exchange Commission) and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2014. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting

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principles generally accepted in the United States of America.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2015 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided, on a consolidated basis.

Book Value Per Share Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value Per Share Excluding AOCI and Deferred Tax Assets (DTA) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts are estimates based on projections of full-year attribute utilization. Book Value Per Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding.

After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; legal reserves and settlements related to “legacy crisis matters”; deferred income tax valuation allowance releases and charges; changes in fair value of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; net realized capital gains and losses; and non-qualifying derivative hedging activities, excluding net realized capital gains and losses. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred as the plaintiff in connection with such legal matters. See page 15 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

Return on Equity – After-Tax Operating Income Excluding AOCI and Return on Equity – After-Tax Operating Income Excluding AOCI and DTA are used to show the rate of return on shareholders’ equity. AIG believes these measures are useful to investors because they eliminate the effect of

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non-cash items that can fluctuate significantly from period to period, including changes in fair value of available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts are estimates based on projections of full- year attribute utilization. Return on Equity – After-Tax Operating Income Excluding AOCI is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI. Return on Equity – After-Tax Operating Income Excluding AOCI and DTA is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI and DTA.

Normalized Return on Equity, Excluding AOCI and DTA further adjusts Return on Equity – After-Tax Operating Income, Excluding AOCI and DTA for the effects of certain volatile or market-related items. Normalized Return on Equity, Excluding AOCI and DTA is derived by excluding the following tax adjusted effects from Return on Equity – After-Tax Operating Income, Excluding AOCI and DTA: catastrophe losses compared to expectations; alternative investment returns compared to expectations; DIB/GCM returns compared to expectations; fair value changes on PICC investments; DAC unlockings; net reserve discount change; Life insurance IBNR death claim charge; and prior year loss reserve development.

Operating revenue excludes Net realized capital gains (losses), Aircraft leasing revenues, income from legal settlements (included in Other income for GAAP purposes) and changes in fair values of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense (included in Net investment income for GAAP purposes).

General operating expenses, operating basis, is derived by making the following adjustments to general operating and other expenses: include (i) loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) investment expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) legal reserves related to legacy crisis matters and (v) other expense related to retroactive reinsurance agreement. AIG uses general operating expenses, operating basis, because it believes it provides a more meaningful indication of ordinary course of business operating costs.

AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

Commercial Insurance: Property Casualty and Mortgage Guaranty; Consumer Insurance: Personal Insurance

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net, and legal settlements related to legacy crisis matters described above. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

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Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each.

Commercial Insurance: Institutional Markets; Consumer Insurance: Retirement and Life

Pre-tax operating income is derived by excluding the following items from pre-tax income: legal settlements related to legacy crisis matters described above; changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense); net realized capital gains and losses; and changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses.

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: certain legal reserves and settlements related to legacy crisis matters described above; loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; and net gain or loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes).

Results from discontinued operations are excluded from all of these measures.

#     #     #

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

FOR IMMEDIATE RELEASE

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

	Three Months Ended March 31,
			% Inc.
	2015	2014	(Dec.)
Reconciliations of Pre-tax and After-tax Operating Income:
Pre-tax income from continuing operations	$3,776	$2,273	66.1%
Adjustments to arrive at Pre-tax operating income:
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(44)	(76)	42.1
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	54	(7)	NM
Loss on extinguishment of debt	68	238	(71.4)
Net realized capital (gains) losses	(1,341)	152	NM
(Income) loss from divested businesses	21	(21)	NM
Legal settlements related to legacy crisis matters	(15)	(26)	42.3
Legal reserves related to legacy crisis matters	8	23	(65.2)

Pre-tax operating income	$2,527	$2,556	(1.1)

Net income attributable to AIG	$2,468	$1,609	53.4
Adjustments to arrive at after-tax operating income (amounts are net of tax):
Uncertain tax positions and other tax adjustments	(42)	(28)	(50.0)
Deferred income tax valuation allowance (releases) charges	93	(65)	NM
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(29)	(49)	40.8
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	35	(5)	NM
Loss on extinguishment of debt	44	155	(71.6)
Net realized capital (gains) losses	(874)	91	NM
(Income) loss from discontinued operations	(1)	47	NM
(Income) loss from divested businesses	2	(12)	NM
Legal settlements related to legacy crisis matters	(5)	(2)	(150.0)

After-tax operating income attributable to AIG	$1,691	$1,741	(2.9)

Income (loss) per common share:
Basic
Income from continuing operations	$1.81	$1.13	60.2
Income (loss) from discontinued operations	—	(0.03)	NM

Net income attributable to AIG	$1.81	$1.10	64.5

Diluted
Income from continuing operations	$1.78	$1.12	58.9
Income (loss) from discontinued operations	—	(0.03)	NM

Net income attributable to AIG	$1.78	$1.09	63.3

After-tax operating income attributable to AIG per diluted share	$1.22	$1.18	3.4

Weighted average shares outstanding:
Basic	1,366.0	1,459.2
Diluted	1,386.3	1,472.5

Return on equity (a)	9.2%	6.3	%
Return on equity - after-tax operating income, excluding AOCI (b)	7.0%	7.4	%
Return on equity - after-tax operating income, excluding AOCI and DTA (c)	8.4%	9.1	%

As of period end:
Book value per common share (d)	$80.16	$71.77	11.7
Book value per common share excluding accumulated other comprehensive income (e)	$72.25	$65.49	10.3
Book value per common share excluding accumulated other comprehensive income and DTA (f)	$60.69	$53.39	13.7%

Total common shares outstanding	1,347.1	1,446.6

Financial highlights - notes

(a)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(b)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(c)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(d)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(e)	Represents total AIG shareholders’ equity, excluding AOCI, divided by common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions)

	Three Months Ended March 31,
	2015	2014	% Inc. (Dec.)
Reconciliations of General Operating Expenses, Operating basis and GAAP basis
Total general operating expenses, Operating basis	$2,784	$2,879	(3.3)%
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(423)	(407)	(3.9)
Advisory fee expenses	332	311	6.8
Non-deferrable insurance commissions	128	127	0.8
Direct marketing and acquisition expenses, net of deferrals	140	116	20.7
Investment expenses reported as net investment income and other	(20)	(25)	20.0
Legal reserves related to legacy crisis matters	8	23	(65.2)

Total general operating and other expenses, GAAP basis	$2,949	$3,024	(2.5)%

	Three Months Ended March 31, 2015	Twelve Months Ended December 31, 2014
Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA
Return on equity - after-tax operating income, excluding AOCI and DTA	8.4%	8.4%
Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses below expectations	(0.4)	(0.7)
Better than expected alternative returns	(0.4)	(0.3)
Better than expected DIB & GCM returns	(0.2)	(0.8)
PICC investment returns	(0.2)	(0.1)
DAC unlocking	—	(0.1)
Net reserves discount charge	0.5	0.4
Life Insurance - IBNR death claims	—	0.1
Unfavorable prior year loss reserve development	0.1	0.5

Normalized Return on Equity, excluding AOCI and DTA	7.8%	7.4%